Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of December 26, 2006 (this “Amendment”), is entered into by and among GATEWAY, INC., a Delaware corporation (“Gateway”), and its subsidiaries GATEWAY PROFESSIONAL LLC, a Delaware limited liability company (“Professional”), GATEWAY MANUFACTURING LLC, a Delaware limited liability company (“Manufacturing”), GATEWAY US RETAIL INC., a Delaware Corporation, formerly known as eMachines, Inc., a Delaware corporation (“eMachines”) (Gateway, Professional, Manufacturing and eMachines are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”); GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders.

WITNESSETH

WHEREAS, Borrowers, Agent, and the Lenders are parties to that certain Credit Agreement dated as of October 30, 2004, (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein; and

WHEREAS, subject to the satisfaction of the terms and conditions set forth herein, Agent and the Lenders are willing to grant the Borrower’s requests.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree upon the terms and conditions set forth herein as follows:

1. Relation to Credit Agreement; Definitions. This Amendment constitutes an integral part of the Credit Agreement and shall be deemed to be a Loan Document for all purposes. From and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto.

2. Amendments to the Credit Agreement.

(a) Annex A to the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

““Aggregate Borrowing Base” means as of any date of determination, an amount equal to (i) the sum of the Aggregate A/R Borrowing Base and the Aggregate Inventory Borrowing Base; less (ii) the sum of (A) any Reserves (other than the Accrued Royalty Reserve) except to the extent already deducted therefrom (which Reserves, if any, shall be allocated, for purposes of determining the effects thereof on the Borrowing Availability with respect to Inventory Revolving Credit Advances and A/R Revolving Credit Advances, as reasonably determined by Agent), and (B) during any timeframe wherein Borrowers fail to maintain Liquidity of at least $100,000,000, the Accrued Royalty Reserve.”

““Cash Flow Testing Date” means each March 31, June 30, September 30, and December 31 for the last twelve months then ended; provided, however, that solely for the purpose of Section 5.11, the Cash Flow Testing Date shall mean December 31, 2006 for the three months then ended, March 31, 2007 for the six months then ended, June 30, 2007 for the nine months then ended, and each September 30, December 31, March 31, June 30 thereafter for the last twelve months then ended.”

““Commitment Termination Date” means the earliest of (a) October 31, 2010, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).”

““EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to such Person’s and its Subsidiaries’ (a) consolidated net earnings (or loss) for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, and (iv) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) Interest Expense, (ii) any provision for income taxes, and (iii) depreciation and amortization for such period, and (iv) loss from extraordinary items for such period, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication; provided, that in connection with any calculation thereof with respect to any Person or assets being acquired in connection with an Acquisition, EBITDA shall be calculated without including or consolidating any amounts attributable to Persons or assets not being purchased in connection with such Acquisition.”

““Excess Cash Flow” means, with respect to any Person for any period, EBITDA for such period, plus interest income for such period, and minus all of the following for such period, without duplication, (a) Capital Expenditures paid or payable in cash during such period; (b) interest expense paid or payable in cash during such period; (c) principal repayments of Funded Debt to the extent paid or payable in cash; (d) taxes paid in cash; (e) dividends paid in cash during such period; and (f) cash paid or payable for any Permitted Acquisition, Investment, Restricted Payment and other amounts for applicable transactions permitted under Sections 6.1, 6.2 (but specifically excluding investments, loans, and advances made pursuant to Section 6.2(a) through (e)), 6.3, 6.4, or 6.13. All such calculations shall be made for Gateway on a consolidated basis.”

““Investment Amount” means, in connection with any proposed Acquisition, Investment, or Restricted Payment, the amount of the proposed cash payable in connection therewith (whether as consideration, as a capital contribution, loan, or other

Investment, or as a dividend, distribution, or otherwise) together with the Borrowers’ good faith best estimate (as of the time of the consummation thereof) of the cash restructuring charges, if any, to be incurred in connection therewith.”

““Investment Amount Measurement Period” means, as of any date of determination, the twelve month period ending on (and including) such date.”

““Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition,

(b) the assets being acquired, or the Person which is being acquired, are useful in, related to or engaged in, as applicable, the business of Gateway and its Subsidiaries permitted to be conducted hereunder as determined by the Board of Directors of Gateway in good faith,

(c) Agent shall receive at least thirty (30) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition,

(d) in the case of an Asset Acquisition by a Credit Party, such Credit Party shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, and other documentation reasonably requested by Agent in order to include the newly acquired assets that would constitute Collateral within the perfected Liens with respect to the Collateral hypothecated under the Loan Documents,

(e) such Permitted Acquisition shall only involve assets located in the United States or Canada and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent or any Lenders to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition,

(f) such Permitted Acquisition shall be consensual and shall have been approved by the board of directors of the entity or owner of the assets being acquired,

(g) the entity or owner of the assets being acquired shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon such entity or owner’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition,

(h) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances),

(i) in the case of a Stock Acquisition, Borrowers shall have made a determination as to whether the subject Person is to become a Credit Party and, if so, Borrowers shall have caused such acquired Person to execute and deliver a joinder to the Guaranty and Security Agreement in order to make such Person a party thereto, together with any and all financing statements and other documentation reasonably requested by Agent in order to cause such cause acquired Person to be obligated with respect to the Obligations and to include the assets of the acquired Person that would constitute Collateral within the perfected Liens with respect to the Collateral hypothecated under the Loan Document, and

(j) both before and after giving effect to such Acquisition, the Borrowers are in compliance with Section 5.11 and no Default or Event of Default has occurred and is continuing or would result therefrom, and Agent shall have received an officer’s certificate signed by an executive officer of Gateway demonstrating to Agent’s satisfaction Borrowers’ compliance with the foregoing.”

““Permitted Acquisition/Investment Amount” means an aggregate amount equal to $50,000,000 (for the Investment Amount Measurement Period then ending).”

““Qualified Cash Triggering Event” means any of the following: (i) the occurrence and continuation of an Event of Default under Section 8.1(a), including by virtue of the acceleration of all or any portion of the Obligations, (ii) the failure of Borrowers to maintain Liquidity of at least $100,000,000, (iii) the occurrence and continuation of an Event of Default under Section 8.1(b) relative to Section 5.11, (iv) the occurrence and continuation of an Event of Default under Section 8.1(b) relative to Section 6, (v) the occurrence and continuation of an Event of Default under Section 8.1(h) or (vi) the occurrence and continuation of an Event of Default under Section 8.1(i).”

““Senior Note Debt” means the (i) the 1.50% senior convertible notes issued by Gateway due December 31, 2009, in the aggregate principal amount of $150,000,000, and (ii) the 2.00% senior convertible notes issued by Gateway due December 31, 2011, in the aggregate principal amount of $150,000,000.”

(b) Annex A to the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order:

““Amendment Number Three” means that certain Amendment No. 3 to Credit Agreement, dated as of December 26, 2006, by and among Borrowers, Agent, and Lenders.”

““Amendment Number Three Effective Date” means December 26, 2006, subject to the satisfaction in full of each of the conditions set forth in Amendment Number Three.”

““Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.”

““Liquidity” means Borrowing Availability plus Certified Cash.”

(c) Section 1.7 of the Credit Agreement is hereby amended by amending and restating subsection (o) thereto in its entirety as follows:

“(o) is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent unless the amount of unpaid royalties or fees are the subject of Reserves and Lenders have received consents from the licensors with respect thereto.”

(d) Section 5.11 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“5.11 Cash Flow. On and after October 1, 2006, (a) prior to the effectiveness of subsection (b) hereof, so long as Borrowers maintain minimum Liquidity of $100,000,000, for each Cash Flow Testing Date, the Excess Cash Flow for Borrowers for the measurement period with respect to such Cash Flow Testing Date may be less than zero, provided, however, that such amount may not be less than (i) minus $40,000,000 for the measurement period with respect to the December 31, 2006 Cash Flow Testing Date, (ii) minus $57,000,000 for the measurement period with respect to the March 31, 2007 Cash Flow Testing Date, (iii) minus $60,000,000 for the measurement period with respect to each Cash Flow Testing Date thereafter, and (iv) minus $120,000,000 cumulatively (such cumulative measurement commencing on October 1, 2006), and (b) upon the completion of three consecutive Fiscal Quarters wherein Excess Cash Flow for Borrowers with respect to each Fiscal Quarter shall be greater than zero, for each Cash Flow Testing Date thereafter, Borrowers shall maintain Excess Cash Flow for the measurement period with respect to such Cash Flow Testing Date greater than zero.”

(e) Section 6.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary; provided, that the foregoing shall not prevent (i) the formation of a transitory merger Subsidiary formed solely to consummate a Permitted Acquisition that is a Stock Acquisition, (ii) the formation of a Subsidiary formed solely to consummate a Permitted Acquisition that is an Asset Acquisition, (iii) the formation of a Subsidiary with respect to which the Borrowers have made a determination that such Subsidiary is to become a Credit Party, or (iv) the formation of a Subsidiary organized outside the jurisdictions of the United States; or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom (A) any Borrower may merge with another Borrower, (B) any Guarantor may merge with any other Guarantor or with a Borrower, (C) any Subsidiary that is not a Credit Party may merge with any other Subsidiary that is not a Credit Party, and (D) any Subsidiary that is not a Credit Party may merge with a Borrower or a

Guarantor with the prior written consent of Agent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, in no event shall any Credit Party form any Subsidiary or consummate any merger, consolidation, or acquisition of all or substantially all of the Stock of, or other combination or acquisition of, any Person, unless (1) for any such merger or combination including the Borrower Representative, the Borrower Representative is the survivor thereof, (2) for any such merger or combination including any other Borrower (but not including the Borrower Representative), a Borrower is the survivor thereof, (3) for any such merger or combination not including a Borrower, the resulting entity is or becomes a Credit Party in connection therewith, (4) any such Person acquired, or Subsidiary formed (other than (x) a transitory merger Subsidiary to be dissolved upon completion of the applicable merger, or (y) a Subsidiary that is not required to be a Credit Party pursuant to Section 6.10 hereof), by any Credit Party, effective upon such acquisition or formation, becomes a Credit Party. With respect to any such Subsidiary or Person becoming a Credit Party hereunder, Borrowers shall have provided written notice thereof to Agent, and such Subsidiary or other Person shall have executed and delivered a joinder to the Guaranty and Security Agreement in order to make such Subsidiary or other Person a party thereto, together with any and all financing statements and other documentation reasonably requested by Agent in order to cause such cause Subsidiary to be obligated with respect to the Obligations and to include the assets of such Subsidiary that would constitute Collateral within the perfected Liens with respect to the Collateral hypothecated under the Loan Documents. Any such acquisition by any Credit Party of the Stock or assets of, or merger with or into, any Person other than a Credit Party, or formation of any Subsidiary not becoming a Credit Party in connection therewith shall (without duplication of reductions pursuant to other provisions of this Agreement) reduce the Permitted Acquisition/Investment Amount (such reduction, in the case of any Permitted Acquisition, limited to the Investment Amount of the acquired Person or assets).”

(f) Section 6.2 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise (each, an “Investment”) unless the Investment Conditions have been met both before and after giving effect to the Investment, except that: (a) Borrowers may hold Investments constituting notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business consistent with past practices; (b) each Credit Party may maintain (but not renew or extend after expiration of any applicable term, or otherwise increase the amount of) any Investment made prior to the Amendment Number Three Effective Date; (c) Borrowers may invest the Qualified Cash in the Qualified Cash Accounts (i) as of the Closing Date in the kinds and types of investments that they are then so invested, and (ii) thereafter, as to any new investments made after the Closing Date in other kinds and types of investments as are in conformity with Gateway’s investment policies previously adopted by its board of directors so long as

Agent’s Liens remain perfected therein, (d) Borrowers may invest their cash and cash equivalents (other than Qualified Cash in the Qualified Cash Accounts) (i) as of the Closing Date in the kinds and types of investments that they are then so invested, and (ii) thereafter, as to any new investments made after the Closing Date in other kinds and types of investments as are in conformity with Gateway’s investment policies previously adopted by its board of directors, (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Credit Party may make investments in, and loans and advances to, any other Credit Party or any Subsidiary (subject to the restrictions set forth in Sections 6.10 and 6.16 hereof), (f) so long as the Investment Conditions are met in connection therewith, Borrowers may make Permitted Acquisitions, and (g) so long as the Investment Conditions are met in connection therewith, Borrowers may make other Investments.”

(g) Section 6.3 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.3 Indebtedness.

(a) No Credit Party shall create, incur or assume any Indebtedness, except (without duplication) (i) existing Indebtedness described in Disclosure Schedule (6.3); (ii) Indebtedness created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures or other capital assets acquired by any Credit Party in the ordinary course of business, and Permitted Refinancings thereof; (iii) the Loans and the other Obligations; (iv) so long as no Default or Event of Default has occurred and is continuing at the time of incurrence thereof, unsecured Funded Debt incurred after the Closing Date (other than the Senior Note Debt), provided, that in no event shall the aggregate principal amount of all such Funded Debt exceed $100,000,000; and (v) unsecured Indebtedness (other than Funded Debt) incurred (A) in the ordinary course of the Credit Parties’ business, (B) between Credit Parties, or (C) between Credit Parties and Subsidiaries, provided that no payments shall be due with respect to such Indebtedness by any Credit Party to any Subsidiary prior to the Termination Date.

(b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Funded Debt prior to its scheduled due date, other than (i) the Obligations; (ii) payments on Indebtedness permitted by Section 6.3(a)(ii) if the asset securing such Indebtedness has been sold or otherwise disposed of, (iii) Permitted Refinancings permitted by Section 6.3(a) in accordance with Section 6.3(a); (iv) any payment, purchase, redemption, defeasance or prepayment made solely in Gateway Stock (other than Gateway’s Series A Preferred Stock or Series C Preferred Stock); or (v) payments with respect to Funded Debt permitted under Section 6.3(a)(iv) in an amount not in excess of the then remaining Permitted Acquisition/Investment Amount (for the applicable Investment Amount Measurement Period ending on and including the date of such payment).

(c) Any cash payment (other than payments of regularly scheduled interest and Permitted Refinancings permitted by Section 6.3(a) in accordance with Section 6.3(a)) on or with respect to (i) the Senior Note Debt, (ii) any Funded Debt

(permitted under Section 6.3(a)(iv)) prior to its scheduled maturity, or (iii) payments with respect to any Funded Debt permitted by Section 6.3(a)(ii) prior to its scheduled maturity in an amount in excess of the applicable net sale or disposition proceeds, in each case shall reduce (without duplication of reductions pursuant to other provisions of this Agreement) the Permitted Acquisition/Investment Amount.”

(h) Section 6.4 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.4 Employee Loans and Affiliate Transactions.

(a) No Credit Party shall enter into or be a party to any transaction with any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, other than transactions for the sale of Inventory or provision of services in the ordinary course of business, the terms of these transactions must be disclosed in advance to Agent and Lenders.

(b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except (i) loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs, pension plan advances, and similar purposes and (ii) stock option financing provided that the Investment Conditions are met both before and after giving effect to such financing. Transactions completed under this Section 6.4(b) (other than travel and entertainment expense advances or relocation costs) shall reduce the Permitted Acquisition/Investment Amount (without duplication of reductions pursuant to other provisions of this Agreement).”

(i) Section 6.10 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.10 Domestic Subsidiaries Other Than Credit Parties. The Credit Parties shall not permit, at any time, the aggregate gross assets (whether real or personal, or tangible or intangible, in each case based on the highest of cost, book value and fair market value, and without adjustment for any liabilities) of all Subsidiaries organized within a jurisdiction of the United States that are not then Credit Parties to be in excess of $50,000,000 (excluding inter-company accounts receivable), and Borrower Representative shall from time to time to designate Subsidiaries (that are not then Credit Parties) to become Credit Parties hereunder to the extent required to cause the Credit Parties to at all times be in compliance with the foregoing. With respect to any such Subsidiary becoming a Credit Party hereunder, Borrowers shall have provided written notice thereof to Agent, and such Subsidiary shall have executed and delivered a joinder to the Guaranty and Security Agreement in order to make such Subsidiary a party thereto, together with any and all financing statements and other documentation reasonably requested by Agent in order to cause such cause Subsidiary to be obligated with respect to the Obligations and to include the assets of such

Subsidiary that would constitute Collateral within the perfected Liens with respect to the Collateral hypothecated under the Loan Documents.”

(j) Section 6.13 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower, (b) employee loans permitted under Section 6.4(b), (c) so long as no Event of Default shall have occurred and is continuing, dividends and distributions by Gateway to its stockholders (other than Permitted Preferred Stock Payments/Repurchases), (d) regularly scheduled payments of interest with respect to Senior Note Debt, and (e) Permitted Preferred Stock Payments/Repurchases; provided, that the Investment Conditions are met after giving effect to any transaction permitted under this Section 6.13. Transactions completed under Section 6.13(b) (other than travel and entertainment expense advances or relocation costs), (c), or (e) shall reduce the Permitted Acquisition/Investment Amount (without duplication of reductions pursuant to other provisions of this Agreement).”

(k) Section 6 of the Credit Agreement is hereby amended by adding a new Section 6.16 thereto to read in its entirety as follows:

“6.16 Subsidiaries Outside the United States. The Credit Parties shall not permit, at any time, the aggregate gross cash held outside the United States by Credit Parties and Subsidiaries to be collectively in excess of $50,000,000, after taking into account applicable exchange rates offered by Bloomberg L.P. at such time.”

(l) Annex E of the Credit Agreement is hereby deleted in its entirety and replaced with Annex E attached hereto.

(m) Annex F of the Credit Agreement is hereby amended by amending and restated subsection (a)(iv) thereto in its entirety as follows:

“(iv) an officer’s certificate signed by an executive officer of Gateway setting forth the amount of (a) the Certified Cash, Qualified Cash, Borrowing Availability and Liquidity as of each day of the preceding month accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and (b) an officer’s certificate signed by an executive officer of Gateway setting forth the amount of all outstanding Funded Debt and Other L/C Debt together with the detail regarding restricted cash posted in support of Other L/C Debt as of each day of the preceding month accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.”

(n) Disclosure Schedule (3.1) of the Credit Agreement is hereby deleted in its entirety and replaced with Disclosure Schedule (3.1) attached hereto, which shall provide a complete list of all (i) Credit Parties and (ii) Subsidiaries that are not Credit Parties (indicating with respect to each entity listed therein whether such entity is a Credit Party, the type of entity, and its state and country of organization).

(o) Disclosure Schedule (6.3) of the Credit Agreement is hereby deleted in its entirety and replaced with Disclosure Schedule (6.3) attached hereto.

3. Conditions to Effectiveness. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a) Agent shall have received this Amendment, duly executed by Lenders, Agent and the Borrowers, and the same shall be in full force and effect;

(b) Agent shall have received the reaffirmation and consent of each Guarantor attached hereto as Exhibit A, duly executed and delivered by such Guarantor;

(c) The representations and warranties in this Amendment, the Credit Agreement, as modified by this Amendment, and the other Loan Documents shall be true and correct in all respects on and as of the date hereof as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(d) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein; and

(e) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrowers, Guarantors or Lenders, or any of their Affiliates.

4. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrowers hereby represent and warrant that:

(a) Each Borrower has the corporate power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

(b) This Amendment has been duly authorized, validly executed and delivered by an authorized officer of each of the Borrowers, and constitutes the legal, valid and binding obligation of each of the Borrowers, enforceable against it in accordance with its terms;

(c) The execution and delivery of this Amendment and performance by each of the Borrowers under the Credit Agreement, as amended hereby, do not and will not require the consent or approval of any regulatory authority or Governmental Authority having jurisdiction over any of the Borrowers which has not already been obtained, nor contravene or conflict with the charter documents of any of the Borrowers, or the provision of any statute, judgment, order, indenture, instrument, agreement, or undertaking, to which any of the Borrowers is party or by which any of its properties are or may become bound;

(d) After giving effect to the amendments set forth herein, no event has occurred or is continuing, that would constitute a Default or Event of Default under the Credit Agreement or any other Loan Document;

(e) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any of the Borrowers, Agent, or Lenders; and

(f) The representations and warranties of the Borrowers contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the date hereof with the same effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date.

5. No Other Amendments. Except for the amendments set forth in Section 2 of this Amendment, the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms. Except as expressly set forth herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

6. Reaffirmation and Consent. Each Borrower hereby (a) acknowledges and agrees that (i) its obligations, including the Obligations owing to Agent and the Lenders pursuant to the Credit Agreement and the other Loan Documents, as amended hereby and (ii) the prior grant or grants of security interests in favor of Agent, for itself and the benefit of the Lenders, in its properties and assets, under the Credit Agreement and the other Loan Documents to which it is a party shall be in respect of and shall secure payment and performance of the Obligations under the Credit Agreement and the other Loan Documents, as amended hereby; (b) reaffirms (i) all of its obligations (including the Obligations) owing to Agent under the Credit Agreement and the Loan Documents, as amended hereby, and (ii) all liens and prior grants (if any) of security interests in favor of Agent under the Credit Agreement and the Loan Documents, as amended hereby; (c) agrees that the Credit Agreement and the Loan Documents, as amended hereby, are and shall remain, in full force and effect following the execution and delivery of the Amendment; and (d) agrees that (i) all references in the Loan Documents to the “Loan Documents” shall include the Loan Documents, as amended hereby, (ii) all references in the Loan Documents to the “Credit Agreement” shall include the Credit Agreement, as amended hereby, and (iii) all references in the Loan Documents to the “Obligations” shall include the Obligations (as defined in the Credit Agreement, as amended hereby).

7. Expenses. Borrowers hereby reconfirm their obligations pursuant to Section 11.3 of the Credit Agreement to pay and reimburse Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment.

Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

GATEWAY, INC., a Delaware corporation

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

GATEWAY US RETAIL INC., a Delaware Corporation, formerly known as eMachines, Inc.

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

GATEWAY PROFESSIONAL LLC, a Delaware limited liability company

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

GATEWAY MANUFACTURING LLC, a Delaware limited liability company

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

[GATEWAY, INC.]

[SIGNATURE PAGE TO AMENDMENT NO. 3]

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent and Lender

By:	/s/ Robert M. Brichacrt
Robert M. Brichacrt
Duly Authorized Signatory

[GATEWAY, INC.]

[SIGNATURE PAGE TO AMENDMENT NO. 3]

EXHIBIT A

REAFFIRMATION AND CONSENT

Dated as of December 26, 2006

Reference is hereby made to that certain Amendment No. 3 to Credit Agreement, dated as of the date hereof (the “Amendment”), by and among GATEWAY, INC., a Delaware corporation (“Gateway”), and its subsidiaries GATEWAY PROFESSIONAL LLC, a Delaware limited liability company (“Professional”), GATEWAY MANUFACTURING LLC, a Delaware limited liability company (“Manufacturing”), GATEWAY US RETAIL INC., a Delaware Corporation, formerly known as eMachines, Inc., a Delaware corporation (“eMachines”) (Gateway, Professional, Manufacturing and eMachines are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”); GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Credit Agreement by and among the Lenders, Agent and Borrowers, dated as of October 30, 2004, (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”). The undersigned each hereby (a) represents and warrants to the Lenders that the execution, delivery, and performance of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) consents to the transactions contemplated by the Amendment; (c) acknowledges and reaffirms its obligations owing to the Lenders under any Loan Documents to which it is a party; and (d) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Although the undersigned each has been informed of the matters set forth in the Amendment and has acknowledged and agreed to same, they each understand that the Lenders have no obligations to inform it of such matters in the future or to seek its acknowledgment or agreement to future waivers or amendments, and nothing herein shall create such a duty. Delivery of an executed counterpart of this Reaffirmation and Consent by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Reaffirmation and Consent. Any party delivering an executed counterpart of this Reaffirmation and Consent by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Reaffirmation and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Reaffirmation and Consent. This Reaffirmation and Consent shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Reaffirmation and Consent as of the date first written above.

GATEWAY COMPANIES, INC

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

GATEWAY TECHNOLOGIES, INC.

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

GATEWAY SUB II, LLC

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

GATEWAY DIRECT, INC., formerly known as Cowabunga Enterprises, Inc.

By:	/s/ John Goldsberry
Name:	John Goldsberry
Title:	SVP & CFO

[GATEWAY, INC.]

[SIGNATURE PAGE TO REAFFIRMATION AND CONSENT TO AMENDMENT NO. 3]

ANNEX E (Section 4.1(a))

to

CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a) [Intentionally Omitted.]

(b) Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate” showing the calculations used in determining compliance with Section 5.11 and (B) the certification of the Chief Financial Officer of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c) Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrowers, on a consolidated and consolidating basis, approved by the Board of Directors of Borrowers, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d) Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrowers and their Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the financial covenants in this Agreement (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iii) the certification of the Chief Executive Officer or Chief Financial Officer of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other written statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

(i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

(j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (vi) involves any product recall.

(k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

(l) Certifications. To Agent and Lenders, at least 10 Business Days prior to the consummation of any transaction described, proscribed or permitted under Section 6.1, Section 6.2, Section 6.3, Section 6.4 or Section 6.13, an officer’s certificate signed by an executive officer of Gateway, setting forth the amount of Liquidity as of such date and projected Liquidity after giving effect to the proposed transaction, together with such other calculations and documentation as may be necessary or reasonably requested by Agent to demonstrate whether a Qualified Cash Activation Period shall have occurred and compliance with the other conditions applicable to the proposed transaction, including, if applicable, satisfaction of all Investment Conditions and a calculation of the Permitted Acquisition/Investment Amount.

(o) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.